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                                                                    Exhibit 99.5

August 24, 1999

Snyder Communications, Inc.
Two Democracy Center, Suite 1500
6903 Rockledge Drive
Bethesda, Maryland 20817


Dear Sir or Madam:

This letter confirms my consent to serve as a member of the Board of Directors of Ventiv Health, Inc.


Confirmed:


/s/ A. Clayton Perfall
-----------------------------
A. Clayton Perfall